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                                                                   EXHIBIT 10(m)

                   SERVICE AGREEMENT FOR WORKERS' COMPENSATION
                             SELF-INSURANCE PROGRAM

        This Service Agreement for Workers' Compensation Self-Insurance Program (the "Agreement") is effective the 1st day of June, 2001 (the "Effective Date") between Meritage Employer Services, LLC ("Meritage"), and Fitzgeralds Gaming Corporation on its behalf and on behalf of each of its operating subsidiaries:
Fitzgeralds Mississippi, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Las Vegas, Inc., and 101 Main Street, LLC (collectively, the "Client" or "Employer").

                                    RECITALS

        WHEREAS, Client currently self-insures its workers' compensation risks and desires to have Meritage provide specific services in connection with such self-insurance program; and

        WHEREAS, Meritage is willing to provide such services on the following terms and conditions, and possesses a current license within the State of Nevada as a third party administrator. In other states where the parties are not self-insured, except as otherwise provided herein, Meritage will provide only case and medical management of indemnity claims, not claims payment, and therefore licensing is only necessary in the State of Nevada.

                                    AGREEMENT

1. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below.

        1.1 ALLOCATED LOSS EXPENSES. Expenses payable by the Client to third parties as a result of claim services, including but not limited to the following fees: witness fees and mileage allowances; fees for detective services; fees for attorneys; commercial photographer fees; expert witness fees; fees for claim-related medical opinions and diagnostic services including: rehabilitation, consulting and medical management intervention fees, except fees for actual medical or hospital treatment. Allocated Loss Expenses may also include Large Case Medical Management, and Medical Director Review fees paid to Meritage.

        1.2 CLAIM. A request for workers' compensation benefits. A claim includes all potential or actual workers' compensation liability of Client for the illness or injury of an employee, including medical, disability, and/or other benefits.

               1.2.1  INDEMNITY CLAIM

                      a.    Lost time as defined by statute;

                      b.    Permanent physical impairment;

                      c.    Fatality;

                      d.    Denial of benefits; and

                      e.    Settlements.


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               1.2.2  MEDICAL CLAIM. Claims for medical benefits only, whether or not any medical benefits are actually paid.

        1.3 EMPLOYEE. Person who is eligible under state law to receive workers' compensation benefits from Client.

        1.4 MEDICAL INDUSTRIAL FEE SCHEDULE. The workers' compensation medical services fee schedule, as may be amended from time to time, established by the laws of the State of Nevada.

        1.5 NETWORK PROVIDER. A health care provider who has entered into a contract with Meritage to provide medical services to Employees.

        1.6 NETWORK REIMBURSEMENT RATE. The fee for medical services established by the contract between Meritage or Employer and a Network Provider.

        1.7 RECORD-ONLY CLAIM. The record of an incident for which medical treatment is not anticipated and which is identified as such by the Employer at the time it is reported.

        1.8 TAIL CLAIMS. The financial obligation liability and management on a claim for the life of the claim, even after the claims are closed for re-opening.

2.      OBLIGATIONS OF MERITAGE

        2.1    CLAIMS ADMINISTRATION

               2.1.1 Review all Claims received from the Client on or after the Effective Date of this Agreement. Meritage shall create and maintain files for each Claim. All Claims shall be accepted or denied within the statutory guidelines. All files shall be maintained in the State of Nevada for a minimum of five (5) years.

               2.1.2  Investigate all claims to determine their compensability.

               2.1.3 Provide Client with compensability recommendations. The final determination of compensability of any claim shall be the responsibility of Client.

               2.1.4 Subject to Section 2.1.3, determine benefits and pay according to applicable statutory and administrative regulations. Meritage will make payment of benefits utilizing the Client's account. Should it be necessary to set up a fiduciary account, this account will be maintained according to NRS 683A.0877, which provides as follows:

                      1. All insurance charges and premiums collected by Meritage on behalf of an insurer and return premiums received from an insurer are held by Meritage in a fiduciary capacity.

                      2. Money must be remitted within fifteen (15) days to the person or persons entitled to it, or be deposited within fifteen (15) days in one or more fiduciary accounts established and maintained by Meritage in a bank, credit union or other


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                      financial institution in Nevada. The fiduciary accounts
                      must be separate from the personal or business accounts of Meritage.

                      3. If charges or premiums deposited in an account have been collected for or on behalf of more than one insurer, Meritage shall cause the bank, credit union or other financial institution where the fiduciary account is maintained to record clearly the deposits and withdrawals from the account on behalf of each insurer.

                      4. Meritage shall promptly obtain and keep copies of the records of each fiduciary account and shall furnish any insurer/Client with copies of the records which pertain to him upon demand of the insurer or the Client.

                      5. Meritage shall not pay any claim by withdrawing money from this fiduciary account in which premiums or charges are deposited.

                      6. Withdrawals must be made as provided in the agreement between the insurer/Client and Meritage for:

                             a.   Remittance to the insurer.

                             b. Deposit in an account maintained in the name of the insurer.

                             c. Transfer to and deposit in an account for the payment of Claims.

                             d. Payment to a group policyholder for remittance to the insurer entitled to the money.

                             e. Payment to Meritage for commission fees or charges.

                             f. Remittance of return premiums to persons entitled to them.

                      7. Meritage shall maintain copies of all records relating to deposits or withdrawals and, upon the request of the insurer/Client, provide the insurer/Client with copies of those records.

               2.1.5 Pay medical bills submitted by network providers at the lowest of the Network Reimbursement Rate, the Medical Industrial Fee Schedule, or billed charges. Medical bills submitted by non-network providers shall be paid by Meritage at the lower of the current Nevada Medical Industrial Fee Schedule or billed charges. All payments will be paid timely and in accordance with statutory requirements of not later than sixty (60) days from the date of receipt.

               2.1.6 Meritage shall comply with NRS 683A.0879 entitled Claims relating to health insurance coverage: approval or denial; payment; request for additional information; costs and attorney's fees in civil action, which provides:

                      1. Except as otherwise provided in subsection 2, an administrator shall approve or deny a claim relating to health insurance coverage within 30 days after the administrator receives the claim. If the claim is approved, the administrator shall pay the claim within 30 days after it is approved. If the approved claim is


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               not paid within that period, the administrator shall pay interest on the claim at the rate of interest established pursuant to NRS
               99.040 unless a different rate of interest is established pursuant to an express written contract between the administrator and the provider of health care. The interest must be calculated from 30 days after the date on which the claim is approved until the claim is paid.

               2. If the administrator requires additional information to determine whether to approve or deny the claim, he shall notify the claimant of his request for the additional information within 20 days after he receives the claim. The administrator shall notify the provider of health care of all the specific reasons for the delay in approving or denying the claim. The administrator shall approve or deny the claim within 30 days after receiving the additional information. If the claim is approved, the administrator shall pay the claim within 30 days after he receives the additional information. If the approved claim is not paid within that period, the administrator shall pay interest on the claim in the manner prescribed in subsection 1.

               3. An administrator shall not request a claimant to resubmit information that the claimant has already provided to the administrator, unless the administrator provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant or discourage the filing of claims.

               4. An administrator shall not pay only part of a claim that has been approved and is fully payable.

               5. A court shall award costs and reasonable attorney's fees to the prevailing party in an action brought pursuant to this section.

        2.1.7 Seek written approval of Client when making any payment of $3,000 or more. Meritage shall have full authority, discretion, and control to determine and pay, process, and administer claims that fall below this limit.

        2.1.8 Seek written approval of Client when negotiating settlements of $3,000 or more. Meritage shall submit a written request for settlement authority with justification for the settlement amount. Meritage shall have full authority, discretion, and control to settle claims that fall below this limit.

        2.1.9 Meritage shall comply with NRS 683A.0873, entitled Records of administrator: Retention; examination by commissioner and insurer, which provides:

               1. Meritage shall maintain at its principal office adequate books and records of all transactions between itself, the insurer and the insured. The books and records must be maintained in accordance with prudent standards of record keeping for insurance and with regulations of the commissioner for a period of five (5) years after the transaction to which they respectively relate. After the five (5) year period, Meritage may remove the books and records from the state, store their contents on microfilm or return them to the Client or insurer.


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               2. The commissioner may examine, audit and inspect books and records maintained by Meritage in order to carry out the provisions of NRS 679B.230 to 679B.300, inclusive.

               3. The names and addresses of insured persons and any other material that is in the books and records of Meritage are confidential except when used in proceedings against Meritage and/or Client.

               4. The insurer may inspect and examine all books and records to the extent necessary to fulfill all contractual obligations to insured persons, subject to restrictions in the written agreement between the insurer and Meritage.

        2.1.10 Comply with all excess insurer reporting requirements. Meritage will rely on information provided by Client to identify the appropriate excess insurer(s) and the requisite information to be provided to such insurer(s). Meritage shall not be liable for any damage or injury to Client for any inadequate or defective notice to an excess insurer where such notice was based solely upon lack of, inadequate, or defective information from Client for new and Tail Claims. Regarding payment of Claims authorized by an insurer, per NRS 683A.088, each Claim paid by Meritage from money collected for or on behalf of an insurer must be paid by a check or draft upon and as authorized by the insurer.

        2.1.11 Directly handle all managed care hearings and all hearing officer proceedings, and provide assistance to counsel selected by Client to defend appeal officer hearings, petitions for judicial review and court cases, as requested by Client.

        2.1.12 Maintain a current estimate of the expected total cost of each Claim, and provide a monthly loss run to the Client.

        2.1.13 Review all claims for possible subsequent injury reimbursement and perfect such claims.

2.2     COST CONTAINMENT

        2.2.1 PREFERRED PROVIDER NETWORKS. Maintain or utilize a network of the Client's choice of health care providers within the State of Nevada, Colorado, Mississippi, Tennessee.

               a. The composition of Meritage's network shall be recommended by Meritage and subject to the Client's approval. Neither this nor any other provision of this Agreement shall be construed to require Meritage to include within its network any particular medical provider or type of medical provider or to maintain a specific size or geographical area network, but network size and area will be reasonably adequate and reviewed annually, or at the request of the Client. Meritage will provide the directory with quarterly updates, and a new directory annually.

               b. Meritage retains the sole authority to negotiate Network Reimbursement Rates with Network Providers. Client understands and agrees that such rates may vary among providers, and are subject to change at any time.


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                      Nothing contained in this Agreement shall be construed to
                      require Meritage to obtain any specific discount from the Network Providers, but Meritage will make its best efforts to secure the best discounts and pricing.

        2.2.2 MEDICAL AND DISABILITY CASE MANAGEMENT SERVICES. Medical case management services may be used to return the Employee to his prior employment or employment appropriate with the Employee's physical restrictions as quickly as possible, and may be provided through registered nurses and may consist of the following:

               a. Review and evaluation of Client's first reports of injury, medical records, and evaluation of the appropriateness of medical care;

               b. Develop recommendations and execute case management objectives, which may include:

                      (i) Utilization of contracted providers, possibly at discounted rates;

                      (ii) Assistance to providers in developing and coordinating a treatment plan among facilities and other professional providers;

                      (iii) Utilization of industry-standard medical treatment guidelines;

                      (iv) Coordination of the Employee's return to work with appropriate physical restrictions;

                      (v) Review for appropriateness of vocational rehabilitation services.

               c. Telephone and/or personal meetings with the Client, medical providers, and the injured Employee as appropriate to communicate medical management recommendations.

        2.2.3 UTILIZATION MANAGEMENT SERVICES. Provide utilization management services to help ensure appropriate, quality, and cost-effective treatment, which may consist of one or more of the following processes:

               a.     PRE-CERTIFICATION/PRE-AUTHORIZATION.
                      Pre-certification/pre-authorization of services for Employee inpatient hospital admissions, unusual or expensive diagnostic tests, and/or treatments and surgical procedures.

               b. CONCURRENT REVIEW. Review of services to determine the appropriateness of treatment and/or treatment facility and progress within the treatment plan.

               c. RETRO REVIEW. Following the injured worker's hospital stay and/or surgical procedure, an evaluation of medical services to assess medical necessity, appropriateness, and cost-effectiveness of the care rendered.


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               d.     Follow rules of procedure as dictated by state-mandated
                      rules.

        2.3 DATA PROTECTION. Meritage shall take steps necessary to safeguard Claims data. Liability for any costs or expenses of replacing data, or damage resulting from the loss of such data, shall be borne by Meritage, unless at the time of loss such data was in the exclusive custody of Client, or was otherwise caused solely by Client's negligence.

        2.4 Meritage shall comply with NRS 683A.087 regarding advertising, which provides, "An administrator may advertise the insurance which he administers only after he receives the approval of the insurer who underwrites the business involved."

3.      OBLIGATIONS OF CLIENT

        3.1 Be solely responsible for determining the compensability of any illness or injury, subject to the discretion granted to Meritage in Section 2 hereinabove.

        3.2 Designate a person as the principal contact who shall have the authority to approve payment for services or treatment on any Claim as recommended by Meritage.

        3.3 Comply with compensation funding as stated in Exhibit A. Per NRS 683A.0883, compensation paid to Meritage by the Client will be based upon number of claims paid, processed, or managed as agreed upon by Meritage and the Client. Compensation will not be paid on claims experience or savings realized by adjusting the losses covered by the Client or insurer.

        3.4 Provide complete copies of all excess insurance policies and the reporting requirements for each.

        3.5 Comply with state-regulated industrial department of insurance rules of procedure to including obtaining and maintaining licensing requirements.

        3.6 Client shall be responsible for payment of Allocated Loss Expenses as defined in Section 1.1 herein. All such expenses shall be pre-approved in writing by the Client. Meritage will recommend all such expenses prior to implementation of outside services or charges.

4.      AUDITS

        4.1 Meritage shall provide Client with access to all of Client's claims data within seven (7) days of receiving advanced written notice of a request therefor.

        4.2 The Client and auditor shall maintain the confidentiality of any information obtained during the course of the audit.

        4.3 The Client and auditor shall not remove Meritage's documentation from the premises of Meritage without written authorization from Meritage.

        4.4    Meritage shall be furnished a copy of the audit report.

        4.5 Client is solely responsible for the reasonable costs of any audit after the first audit during the Agreement's term.


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        4.6    This provision shall survive the termination of this Agreement for a period of ninety (90) days.

        4.7 The Client is allowed, without charge, one audit per twelve (12) month period.

5.      TERM OF AGREEMENT AND CANCELLATION

        5.1 The initial term of this Agreement shall, subject to the good faith negotiations set forth below, run from the date set forth herein through the resolution of all claims asserted in the Client's bankruptcy case or against any liquidating trust or similar entity formed to effect the Client's liquidation.

        5.2 The parties hereby agree to engage in good faith negotiations to make reasonable adjustments to the fees payable hereunder during the sixty (60) day period prior to each sale of an operating subsidiary (or substantially all its assets) and during the sixty
               (60) days prior to the consummation of any plan that would assign this Agreement to any reorganized Fitzgeralds or any liquidating trust or similar entity formed in Fitzgeralds' currently pending bankruptcy cases.

        5.3 If Client fails to timely reimburse Meritage as required by this Agreement, Meritage shall have the right to immediately cease performance under this Agreement, and to suspend all Claims processing. Meritage shall notify Client at time of cessation of performance hereunder via facsimile, that Client has failed to comply. That notice shall also itemize the sums outstanding from Client. Client shall remain liable for all amounts payable under this Agreement, and Meritage specifically reserves all additional legal rights and remedies available.

        5.4 Meritage may offset against the Client's deposit to cover any amounts unpaid under this Agreement.

        5.5 If either party defaults in the performance of its obligations under this Agreement, the non-defaulting party shall give the defaulting party written notice of default and a right to cure. If the default is not cured to the satisfaction of the non-defaulting party within forty-five (45) days of the date of the written notice, then the non-defaulting party shall notify the defaulting party that it intends to terminate the Agreement. Once this notice of intent to terminate is given, the Agreement shall terminate at 12:00 midnight on the tenth calendar day after notice, unless a later date is specified in the notice. Nothing in this Section shall affect the right of Meritage to cease all performance including Claim processing and payment, as set forth in Section 5.3 and Section 5.4.

        5.6 Upon termination of this Agreement, Meritage shall turn over all files and Client data within thirty (30) days to the Client or the Client's designated representative, if it so requests, to have returned the files Meritage has maintained for Claims (but not including any computer hardware, software, or other proprietary information of Meritage); provided, however, that Meritage or its agents, employees, or attorneys shall continue to be entitled to inspect such files and make copies or extracts therefrom either before or after returning same.


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        5.7    Upon termination, and if all sums due to Meritage under this
               Agreement have been paid, Meritage shall return any remaining deposit to Client within thirty (30) days of the effective date of termination.

        5.8 This Agreement may be terminated by Client at any time with or without cause upon giving ninety (90) days advance written notice to Meritage. In the event Client terminates this Agreement, Client agrees to pay Meritage all remaining fees incurred through to the date of termination. Any and all fees due and owing as a result of Client's termination shall be paid in full within thirty (30) days of the date of termination.

6. SERVICE MARKS. Meritage and Client agree that neither will use each others symbols, trademarks, or service marks without the other party's prior written consent.

7. TRADE SECRETS. The parties understand that during the term of this Agreement each will receive trade secrets and confidential information from the other, including without limitation, information relating to their respective business practices, fees, personnel, provider, customer or consumer lists, marketing research developments, marketing data and statistics, and production and data processing methods. During the term of this Agreement and thereafter, each party agrees not to disclose such confidential or trade secret information either directly or indirectly to any other person, firm, or organization except as is reasonably necessary for the performance of its duties under this Agreement. To the extent such information is requested by a third party pursuant to statutes, court order, subpoena, or other legal process, Meritage or Client must give the other party notice of the request ten (10) days prior to complying with such statutes, court order, subpoena or other legal process unless the time specified by law for compliance is less.

8. CONFIDENTIALITY. Meritage agrees that information from medical records of employees shall be kept confidential and shall not be disclosed without the written consent of the Employee, except that disclosure may be made to a provider, the Employee or his/her representative, the Client or its representative, Division of Workers' Compensation of the State of Nevada, and as otherwise may reasonably be necessary for the performance of this Agreement.

9. INDEMNIFICATION. Meritage agrees to indemnify, defend and hold Client harmless from all claims, demands, costs, fees (including reasonable attorneys' fees), judgments and liability asserted against Client by a third party, which arises out of the negligence, gross negligence or willful misconduct of Meritage in the performance or non-performance of this Agreement. Client must provide written notification of the claim for indemnity that has been asserted, so that Meritage may evaluate allegations and validity of the claim arising solely as a result of Meritage's actions.

        Client agrees to indemnify, defend and hold Meritage harmless from all claims, demands, costs, fees (including reasonable attorneys' fees), judgments and liability asserted against Meritage by a third party, which arise out of the negligence, gross negligence or willful misconduct of Client in the performance or non-performance of this Agreement.

10.     NOTICES

        (i). Notices to Client should be
             sent to:                          President
             Copy to:                          General Counsel
                                               Fitzgeralds Gaming Corporation
                                               301 Fremont Street


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                                               Las Vegas, Nevada 89101

                                               General Manager
                                               Fitzgeralds Reno, Inc
                                               P.O. Box 40130
                                               Reno, Nevada 89504



                                               General Manager
                                               Fitzgeralds Las Vegas, Inc.
                                               301 Fremont Street
                                               Las Vegas, Nevada 89101

                                               General Manager
                                               Fitzgeralds Mississippi, Inc.
                                               711 Lucky Lane
                                               Robinsonville, Mississippi 38664

                                               General Manager
                                               101 Main Street LLC
                                               120 Gregory Street
                                               P.O. Box P
                                               Black Hawk, Colorado 50422

         (ii). Notices to Meritage
               should be sent to:              Kathleen Bryant
                                               Meritage Employer Services
                                               300 East Second Street Suite 1500
                                               Reno, Nevada 89501

        All notices or requests required by or otherwise provided for in this Agreement shall be in writing and shall be delivered in one of the following manners: (1) hand delivered; (2) facsimile; or (3) U.S. first class mail, certified, postage prepaid. Any such notice is effectively given upon the date of hand delivery, one (1) business day after the date of a completed facsimile transmission, or three (3) business days after the date of a mailing. Any notice mailed to Client shall be deemed effective notice by Meritage to each Employee.

11. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of all assigns, transferees, and successors in interest of any kind of the parties hereto. Meritage agrees that this Agreement may be assigned by Client to any liquidating trust or similar entity formed to effect the Client's liquidation, and hereby consents and agrees not to object to any assumption and assignment of this Agreement to such entity.

12. ENTIRE AGREEMENT AND MODIFICATION OR AMENDMENT. This Agreement, together with the Claims Processing and Managed Care Services Contract, the Liability Claims Investigation, Adjustment and Management Agreement, the Workers Compensation Service Agreement, and the Consulting Contract (this Agreement and such agreements, collectively, the "Risk Management Contracts"), represent the entire and exclusive statement of the agreement of the


                                 Page 10 of 16
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        parties, and, except as otherwise provided herein, may be modified or amended only by a written statement signed by both parties.

13. HEADINGS. Headings used in this Agreement are for convenience of reference only and shall not be considered in any interpretation of this Agreement.

14. GOVERNING LAWS. This Agreement is made and delivered in the State of Nevada, and will be interpreted and enforced so as to remain in compliance with the laws and regulations of the State of Nevada. Should any provision of this Agreement in any way contravene the laws of the State of Nevada or of the United States of America, such provision shall not be deemed a part of the Agreement. However, the Agreement shall otherwise be enforceable.

15. ENFORCEMENT OF THE AGREEMENT. Failure of either party to enforce any of the provisions of this Agreement shall not constitute a waiver of rights for that or subsequent breaches.

16. SUBCONTRACTS. Subject to the Client's consent, Meritage may subcontract any or all of its obligations hereunder to a third party. No such subcontract shall relieve Meritage of its obligations to Client under this Agreement.

17. INDEPENDENT CONTRACTOR. Meritage agrees that in performing all services hereunder, it or its designee is acting as an independent contractor, and not as an employee of Client.

18. BANKRUPTCY COURT APPROVAL. Meritage acknowledges and understands that the Client commenced cases under Chapter 11 of the United States Bankruptcy Code on December 5, 2000 and that such proceedings are still pending. Meritage further acknowledges and understands that this Agreement shall not be effective unless and until approved by the Bankruptcy Court.

19. REGULATORY REQUIREMENTS. Meritage acknowledges and agrees that Client is subject to the licensing and regulatory control of the Nevada Gaming Control Board and various other state, county and city gaming regulatory enforcement agencies (collectively the "Gaming Authorities"). Said Gaming Authorities may request or require the Client to obtain and report certain information regarding Meritage and its principals. To the extent so required, Meritage agrees to fully and promptly cooperate and comply with such request for information, as authorized by the Client.

20. DISPUTES. If a dispute or grievance between the parties arises with respect to the obligations of the parties under this Agreement or as a result of this Agreement, and such dispute or grievance cannot be resolved in an informal fashion, the parties hereby agree that all disputes arising out of or related to this Agreement shall be subject to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Nevada, and each hereby waives trial by jury and any assertion that such dispute is a non-core matter.

21. ACCOUNTING, BANKING AND FINANCIAL DUTIES. Any books and records of Client maintained according to NRS 683A.0873 by Meritage, shall be made available to Client at those times as may be mutually agreed to by the parties. Client shall bear all costs and expenses related to the production and shipment of such documentation to Client. Client shall have the right to audit Meritage's books and records relating to Client during regular business hours during the course of this Agreement and for a six-year period thereafter. Such audit must be done upon reasonable advance written notice to Meritage and at the expense of Client.


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        Meritage shall make available to the Nevada Insurance Commissioner for examination, audit and inspection all records of Client to the extent and in the manner that Meritage is required to do so by applicable Nevada law.

22. DEPOSIT. Upon execution of this Agreement and prior to the effective date of services being rendered, the Client shall pay a deposit, in advance, in the amount of $34,000.

23. RATE OF PAYMENT FOR SERVICES. Client agrees to pay Meritage for contracted annual fees prorated monthly, and due on the first day of the month for services rendered that month as set forth in Exhibit A for annualized Standard Service Levels of three hundred fifty (350) Medical Only Claims, and fifty (50) Indemnity Claims, subject to a three percent (3%) annual increase on each anniversary of this Agreement.

        Exhibit A provides the per claim fee to be charged if the number of claims exceeds three hundred fifty (350) Medical Only Claims or fifty
        (50) Indemnity Claims over the next twelve (12) months. If the number of Medical Only Claims is less than three hundred fifty (350) claims and the number of Indemnity Claims is less than fifty (50), and the Agreement continues for twelve (12) months, Meritage will remit any overpayment back to the Client at the rate of $75 per Medical Only Claim and $500 per Indemnity Claim. Client shall have general rights of offset and recoupment with respect to all amounts payable under this Agreement and the other Risk Management Contracts.

        To the extent that reimbursement is being sought for approved out-of-pocket expenses, receipts will accompany all invoices submitted to the Client for reimbursement. The Client shall remit payment within fifteen (15) days of receipt of invoice. This rate is confidential and provided for the Client exclusively. Fees will be billed monthly as reflected in Standard Service Level Contracted Rates in Exhibit A-2 and are payable fifteen (15) days from the receipt of the invoice for services rendered.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement set forth on the date hereinabove.

FITZGERALDS GAMING CORPORATION              MERITAGE EMPLOYER SERVICES, LLC

/s/ PHILIP D. GRIFFITH                      /s/ KATHLEEN BRYANT
----------------------------------          ------------------------------------
Philip D. Griffith                          Kathleen Bryant
President and CEO                           President



FITZGERALDS RENO, INC.                      FITZGERALDS LAS VEGAS, INC.

/s/ MAX L. PAGE                             /s/ WILLIAM NOONAN
----------------------------------          ------------------------------------
Max L. Page                                 William Noonan
Exec. Vice President and                    Vice President and General Manager
General Manager

FITZGERALDS MISSISSIPPI, INC.               101 MAIN STREET, LLC

/s/ DOMENIC MEZZETTA                        /s/ JOE COLLINS
----------------------------------          ------------------------------------
Domenic Mezzetta                            Joe Collins
Vice President and General Manager          Vice President and General Manager

                                   EXHIBIT A

                             COMPENSATION SCHEDULE

1.      Claims Management Cost Containment and Reporting:

        Contracted Rates:

        An annual Claims administration fee of $40,798, payable in twelve (12) monthly installments of $3,400.


                              Workers Compensation
                                Med Only Claims                      Indemnity
                                 @ $59.28                           @ $400      Monthly          Annual
         Black Hawk              25                 1,482                            124           1,482
         Las Vegas              180                10,670    30      12030          1892          22,700
         Reno                   115                 6,817    20       8020          1236          14,837
         Tunica                  28                 1,660                            138           1,660
         Corporate                2                   119                             10             119
                           ------------------------------------------------------------------------------
         Totals                 350               $20,748          $20,050        $3,400         $40,798
                                ===               =======          =======        ======         =======

        If claims volume exceeds 50 new Indemnity Claims (Nevada), additional Indemnity Claims will be charged at a rate of $ 500 per claim for claims administration services, and $75/hour for telephonic medical case management services.

        If the claims volume exceeds 350 new Medical Claims, additional Medical Claims will be charged at a rate of $ 75 per claim for claims administration services.

2.      Reporting:

        Furnish to Client the following reports on a monthly Basis for no additional fee:

                  Weekly:  Check Register, Cost Containment
                  Monthly: Claim Cost Detail, Claim Summary by Year

        Furnish to Client the following reports on an annual and biannual basis for no additional fee:

        Complete and file all required state reports.

3. Additional Reports: Provide custom reports at the request of client for a flat fee as mutually agreed upon by the Client and Meritage.

4.      Additional Meetings:

        Participate in and attend claims status meetings. Hourly charges for additional meetings are:
        Fees quoted in Proposal include     12        meetings per year
        Adjuster                            $         per hour

         Nurse                              $         125      per hour
         Management                         $                  per hour
         Mediation or Trials                $                  per hour
         Mileage                            $.35               per mile
         Other Expenses                     Expenses as actual

5. Additional Services: Data conversions at cost not to exceed $150.00 per hour. Provide and bill for additional services as mutually agreed upon by Meritage and the Client.

6.      Taxes:
        All applicable sales tax, service, and/or use or receipts taxes shall be the responsibility of Client and shall be in addition to the fees described in this Addendum.

7.      Administration Fee Payment Requirements:

        One month Contracted Standard Service Level claims expense is payable in advance of the effective date of this contract.

        Alternative A:
        Client agrees to allow Meritage to transfer the amount invoiced from Client's designated bank account through Electronic Funds Transfer ("EFT") seven (7) days following the date of invoice. Client agrees to pay any fees imposed by Client's bank for the use of EFT.

        Alternative B:
        Upon receipt, Client agrees to pay the amount invoiced by check or wire transfer. Client agrees to pay any fees imposed by Client's bank for the use of wire transfer.

8.      Claims Expense Fund Requirements:

        Client Account: Client shall establish and maintain a funded bank account, based on historical claims costs, not to exceed one month's historical costs, or a minimum deposit of $10,000 to cover one month's claims payments. Client authorizes Meritage to make payments from this account. Meritage shall issue any and all payments made on behalf of client under this agreement, from this account. Meritage will forward a weekly check register, listing all payments drawn on their account.

EXAMPLE 1

The Agreement with the Client continues for 12 months based on the contractual agreed Rates and number of Medical Only and Indemnity cases results in the following incurred by Meritage on behalf of the Client:

                                      WORKERS COMPENSATION             Indemnity
                                     Med Only Claims @ $75              @ $500      Monthly    Annual
                                  ---------------------------          ---------    -------    ------
Black Hawk                          25                  1,875                          156      1,875
Las Vegas                          100                  7,500  20        10000        1458     17,500
Reno                                75                  5,625  20        10000        1302     15,625
Tunica                              28                  2,100                          175      2,100
Corporate                            2                    150                           13        150
                                  --------------------------------------------------------------------
TOTALS                             230                $17,250  40      $20,000      $3,104    $37,250
------------------------------------------------------------------------------------------------------

Meritage remits ($3,548) to Client. Client may choose to have next period fees offset by the amount due from Meritage.

EXAMPLE 2

The Agreement with the Client continues for 8 months and is terminated upon the sale of the assets of the Client with the following incurred by Meritage on behalf of the Client:

THE CONTRACT BILLING FOR $27,200 WOULD INCLUDE PAYMENT FOR 8 MONTHS FEES PAID, THERE WOULD BE A $1,200 OVERPAID BY THE CLIENT.

                                      WORKERS COMPENSATION             Indemnity
                                     Med Only Claims @ $75              @ $500      Monthly    Annual
                                  ---------------------------          ---------    -------    ------
Black Hawk                          25                  1,875                          156      1,875
Las Vegas                           75                  5,625  15         7500        1094     13,125
Reno                                50                  3,750  10         5000         729      8,750
Tunica                              28                  2,100                          175      2,100
Corporate                            2                    150                           13        150
                                  --------------------------------------------------------------------
          TOTALS                   180                $13,500  25      $12,500      $2,167    $26,000
------------------------------------------------------------------------------------------------------

There would be no adjustment to the monthly fee paid since the agreement was terminated prior to twelve months.